Exhibit 99.1

NEWS	Contact: Jeremy Thigpen
(713) 346-7301

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2013 EARNINGS

HOUSTON, TX, January 31, 2014 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for the fourth quarter ended December 31, 2013 it earned net income of $658 million, or $1.53 per fully diluted share. Earnings improved three percent compared to the third quarter of 2013, and were down two percent compared to the fourth quarter of 2012. Excluding $16 million in pre-tax transaction charges, net income was $670 million, or $1.56 per fully diluted share, up 16 percent from the third quarter of 2013, and up five percent from the fourth quarter of 2012, excluding transaction charges from all periods.

Revenues reported for the full year 2013 were $22.77 billion, and net income was $2.33 billion, or $5.44 per fully diluted share. Operating profit for the full year 2013 was $3.41 billion. Excluding $156 million in pre-tax transaction charges and $102 million in pre-tax gains resulting from the settlement of an outstanding legal claim, net income was $2.36 billion, or $5.52 per fully diluted share, and operating profit was $3.47 billion or 15.2 percent of sales, for the full year 2013.

Revenues for the fourth quarter increased nine percent sequentially to $6.17 billion. Operating profit for the fourth quarter, excluding transaction charges, was $973 million or 15.8 percent of sales, up 14 percent from the third quarter of 2013. Operating profit flow-through, or the change in operating profit divided by the change in revenue, was 25 percent from the third quarter of 2013 to the fourth quarter of 2013, and was four percent from the fourth quarter of 2012 to the fourth quarter of 2013, excluding transaction charges from all periods. The Company’s fourth quarter 2013 results included a record $1.5 billion in cash flow from operations, 50 percent greater than the previous record set in the third quarter of 2013.

Backlog for capital equipment orders for the Company’s Rig Technology segment at December 31, 2013 was a record at $16.24 billion, up seven percent from the third quarter of 2013 and up 37 percent from the end of the fourth quarter of 2012. New orders during the quarter were $3.61 billion, reflecting continued strong demand for oilfield equipment.

Pete Miller, Chairman and CEO of National Oilwell Varco, remarked, “The fourth quarter marked a strong finish to a challenging, but solid year. For the year, the Company’s continued investments in technology, products, facilities, and our people, enabled us to better support our customers, and ultimately led to a year in which we set new annual records for revenues, capital equipment orders and backlog, and cash flow from operations. I would like to thank our customers for their continued trust in us, and all of our dedicated employees for their hard work and outstanding execution this year.

As we enter 2014, we recognize that there remain headwinds facing us in the North American land market. However, we are excited to be entering the year with strong financial resources, a very solid backlog, and an experienced group of employees at NOV that remains committed to delivering the highest quality of products and services to our customers. We are also excited about the upcoming spin-off of NOV’s distribution business from the remainder of the Company in 2014, which we believe will enable the distribution business and the remainder of NOV to have the enhanced operational flexibility to focus on their specific products, services and customers.”

Rig Technology

Fourth quarter revenues for the Rig Technology segment were $3.31 billion, an increase of 16 percent from the third quarter of 2013 and an increase of 14 percent from the fourth quarter of 2012. Operating profit for this segment was $697 million, or 21.1 percent of sales, an increase of 15 percent from the third quarter of 2013 and an increase of eight percent from the fourth quarter of 2012. Sequential operating profit flow-through was 19 percent. Year-over-year operating profit flow-through was 12 percent. Revenue out of backlog for the segment increased 20 percent sequentially and increased 14 percent year-over-year, to $2.52 billion for the fourth quarter of 2013.

Petroleum Services & Supplies

Revenues for the fourth quarter of 2013 for the Petroleum Services & Supplies segment were $1.93 billion, up six percent compared to third quarter 2013 results and up 9 percent compared to fourth quarter 2012 results. Operating profit was $366 million, or 19.0 percent of sales, up 13 percent from the third quarter of 2013 and an increase of three percent from the fourth quarter of 2012. Sequential operating profit flow-through was 36 percent. Operating profit flow-through was seven percent from the fourth quarter of 2012 to the fourth quarter of 2013.

Distribution & Transmission

Fourth quarter revenues for the Distribution & Transmission segment were $1.25 billion, down seven percent from the third quarter of 2013, and down one percent from the fourth quarter of 2012. Fourth quarter operating profit was $60 million or 4.8 percent of sales.

The Company has scheduled a conference call for January 31, 2014, at 8:00 a.m. Central Time to discuss fourth quarter and 2013 results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 1-800-447-0521 within North America or 1-847-413-3238 outside of North America five to ten minutes prior to the scheduled start time, and asking for the “National Oilwell Varco Earnings Conference Call.”

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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NATIONAL OILWELL VARCO, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,436	$3,319
Receivables, net	4,896	4,320
Inventories, net	5,603	5,891
Costs in excess of billings	1,539	1,225
Deferred income taxes	373	349
Prepaid and other current assets	576	574

Total current assets	16,423	15,678
Property, plant and equipment, net	3,408	2,945
Deferred income taxes	372	413
Goodwill	9,049	7,172
Intangibles, net	5,055	4,743
Investment in unconsolidated affiliates	390	393
Other assets	115	140

	$34,812	$31,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,275	$1,200
Accrued liabilities	2,763	2,571
Billings in excess of costs	1,771	1,189
Current portion of long-term debt and short-term borrowings	1	1
Accrued income taxes	556	355
Deferred income taxes	312	333

Total current liabilities	6,678	5,649
Long-term debt	3,149	3,148
Deferred income taxes	2,292	1,997
Other liabilities	363	334

Total liabilities	12,482	11,128

Commitments and contingencies
Stockholders’ equity:
Common stock – par value $.01; 1 billion shares authorized; 428,433,703 and 426,928,322 shares issued and outstanding at December 31, 2013 and December 31, 2012	4	4
Additional paid-in capital	8,907	8,743
Accumulated other comprehensive income (loss)	(4)	107
Retained earnings	13,323	11,385

Total Company stockholders’ equity	22,230	20,239
Noncontrolling interests	100	117

Total stockholders’ equity	22,330	20,356

	$34,812	$31,484

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share data)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2013	2012	2013	2013	2012
Revenue:
Rig Technology	$3,310	$2,896	$2,843	$11,614	$10,107
Petroleum Services & Supplies	1,925	1,770	1,809	7,184	6,967
Distribution & Transmission	1,253	1,268	1,342	5,117	3,927
Eliminations	(316)	(249)	(307)	(1,148)	(960)

Total revenue	6,172	5,685	5,687	22,767	20,041
Gross profit	1,500	1,410	1,355	5,462	5,413
Gross profit %	24.3%	24.8%	23.8%	24.0%	27.0%
Selling, general, and administrative	527	456	502	1,994	1,725
Other costs	16	51	(92)	54	143

Operating profit	957	903	945	3,414	3,545
Interest and financial costs	(27)	(21)	(26)	(111)	(48)
Interest income	4	2	2	12	10
Equity income in unconsolidated affiliates	16	15	13	63	58
Other income (expense), net	(17)	(28)	(15)	(32)	(60)

Income before income taxes	933	871	919	3,346	3,505
Provision for income taxes	272	203	283	1,018	1,022

Net income	661	668	636	2,328	2,483
Net income (loss) attributable to noncontrolling interests	3	—	—	1	(8)

Net income attributable to Company	$658	$668	$636	$2,327	$2,491

Net income attributable to Company per share:
Basic	$1.54	$1.57	$1.49	$5.46	$5.86

Diluted	$1.53	$1.56	$1.49	$5.44	$5.83

Weighted average shares outstanding:
Basic	427	426	426	426	425

Diluted	429	428	428	428	427

NATIONAL OILWELL VARCO, INC.

OPERATING PROFIT – AS ADJUSTED SUPPLEMENTAL SCHEDULE (Unaudited)

(In millions)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2013	2012	2013	2013	2012
Revenue:
Rig Technology	$3,310	$2,896	$2,843	$11,614	$10,107
Petroleum Services & Supplies	1,925	1,770	1,809	7,184	6,967
Distribution & Transmission	1,253	1,268	1,342	5,117	3,927
Eliminations	(316)	(249)	(307)	(1,148)	(960)

Total revenue	$6,172	$5,685	$5,687	$22,767	$20,041

Operating profit:
Rig Technology	$697	$648	$606	$2,447	$2,380
Petroleum Services & Supplies	366	355	324	1,305	1,519
Distribution & Transmission	60	78	78	274	253
Unallocated expenses and eliminations	(150)	(127)	(155)	(558)	(464)

Total operating profit (before other costs)	$973	$954	$853	$3,468	$3,688

Operating profit %:
Rig Technology	21.1%	22.4%	21.3%	21.1%	23.5%
Petroleum Services & Supplies	19.0%	20.1%	17.9%	18.2%	21.8%
Distribution & Transmission	4.8%	6.2%	5.8%	5.4%	6.4%
Other unallocated	—	—	—	—	—

Total operating profit % (before other costs)	15.8%	16.8%	15.0%	15.2%	18.4%

NATIONAL OILWELL VARCO, INC.

AS ADJUSTED EBITDA RECONCILIATION EXCLUDING OTHER COSTS (Unaudited)

(In millions)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2013	2012	2013	2013	2012
Reconciliation of EBITDA excluding other costs (Note 1):
GAAP net income attributable to Company	$658	$668	$636	$2,327	$2,491
Provision for income taxes	272	203	283	1,018	1,022
Interest expense	27	21	26	111	48
Depreciation and amortization	200	166	191	755	628

EBITDA	1,157	1,058	1,136	4,211	4,189
Other costs:
Transaction costs	16	51	10	148	143
Litigation gain	—	—	(102)	(102)	—
Devaluation costs	—	—	—	8	—

EBITDA excluding other costs (Note 1)	$1,173	$1,109	$1,044	$4,265	$4,332

Note 1:	EBITDA means earnings before taxes, interest, depreciation, amortization, and other costs, and is a non-GAAP measurement. Management uses EBITDA because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc.
Jeremy Thigpen, (713) 346-7301
Jeremy.Thigpen@nov.com